EXHIBIT 10.1

LeMaitre Vascular, Inc.

Director Compensation Policy

Employee Directors

Employee directors do not receive cash compensation for their service as members of the Board of Directors.

Non-Employee Directors

Non-employee directors receive an annual retainer for Board membership of $52,500. The chairman of our Audit Committee receives an annual retainer of $20,000, the chairman of our Compensation Committee receives an annual retainer of $15,000, and the chairman of our Nominating and Corporate Governance Committee receives an annual retainer of $10,000. Members of our Audit Committee receive an annual retainer of $10,000, members of our Compensation Committee receive an annual retainer of $4,500, and members of our Nominating and Corporate Governance Committee receive an annual retainer of $3,000.

Upon initial election or appointment to the Board of Directors, a non-employee director may be eligible to receive an equity grant comprised of 50% options, 25% performance stock, and 25% restricted stock subject to vesting in three equal annual installments based upon continued service. In addition, thereafter, each non-employee director is eligible for an annual equity grant valued at $178,500, which shall be comprised of 50% options, 25% performance stock, and 25% restricted stock, provided that he or she has served as a director for at least six months at the time of grant.

All Directors

All directors are reimbursed for out-of-pocket expenses incurred on our behalf, and all directors are eligible to participate in the Third Amended and Restated 2006 Stock Option and Incentive Plan, or any successor equity incentive plan, on an ad hoc basis from time to time at the discretion of the Board of Directors.